As filed with the Securities and Exchange Commission on December 17, 2009.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

HUTCHINSON TECHNOLOGY INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0901840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive NE
Hutchinson, Minnesota 55350	55350
(Address of Principal Executive Offices)	(Zip Code)
Hutchinson Technology Incorporated
Non-Employee Directors Equity Plan
(Full Title of the Plan)
John A. Ingleman
Senior Vice President and Chief Financial Officer
Hutchinson Technology Incorporated
40 West Highland Park Drive NE
Hutchinson, Minnesota 55350
(Name and Address of Agent for Service)
Telephone number, including area code, of agent for service: (320) 587-3797

Copies to:
Peggy Steif Abram
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
(612) 766-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):
Large Accelerated Filer ☐	Accelerated Filer ☑	Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities To Be	Amount To Be	Offering Price	Aggregate	Amount of
Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $.01 par value	100,000	$8.03	$803,000	$44.81

(1)	This Registration Statement also will cover any additional shares of Common Stock that become issuable under the Plan referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the Nasdaq Global Select Market on December 10, 2009.

HUTCHINSON TECHNOLOGY INCORPORATED
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed (File No. 000-14709) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this registration statement:
     (a) The Annual Report on Form 10-K of Hutchinson Technology Incorporated (the “Company”) for the fiscal year ended September 27, 2009 (which incorporates by reference certain portions of the Company’s definitive proxy statement for the Company’s 2010 Annual Meeting of Shareholders);
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and
     (c) The description of the Company’s common stock contained in a registration statement filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating that description.
     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment that indicates that all shares of common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.
     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.
     The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

5	Opinion of Faegre & Benson LLP, counsel for the Registrant

23.1	Consent of Faegre & Benson LLP (contained in Exhibit 5 to this Registration Statement)

23.2	Consent of Independent Registered Public Accounting Firm

24	Powers of Attorney (included with signatures to this Registration Statement)

99	Hutchinson Technology Incorporated Non-Employee Directors Equity Plan
Item 9. Undertakings.
     A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hutchinson, State of Minnesota on the 17th day of December, 2009.

HUTCHINSON TECHNOLOGY INCORPORATED
By	/s/ John A. Ingleman
John A. Ingleman
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Hutchinson Technology Incorporated, hereby severally constitute Wayne M. Fortun, John A. Ingleman and W. Thomas Brunberg, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Hutchinson Technology Incorporated to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 17, 2009 by the following persons in the capacities indicated:

Name	Title

/s/ Wayne M. Fortun	President, Chief Executive Officer and Director
Wayne M. Fortun
Principal Executive Officer

/s/ John A. Ingleman	Senior Vice President and Chief Financial Officer
John A. Ingleman
Principal Financial and Accounting Officer

/s/ W. Thomas Brunberg	Director
W. Thomas Brunberg

/s/ Jeffrey W. Green	Director
Jeffrey W. Green

/s/ Gary D. Henley	Director
Gary D. Henley

/s/ Russell Huffer	Director
Russell Huffer

/s/ William T. Monahan	Director
William T. Monahan

/s/ Richard B. Solum	Director
Richard B. Solum

/s/ Thomas R. VerHage	Director
Thomas R. VerHage

INDEX TO EXHIBITS

No.	Description	Manner of Filing
5	Opinion of Faegre & Benson LLP, counsel for the Registrant	Filed Electronically

23.1	Consent of Faegre & Benson LLP	Contained in Exhibit 5 to this Registration Statement

23.2	Consent of Independent Registered Public Accounting Firm	Filed Electronically

24	Powers of Attorney	Included with signatures to this Registration Statement

99	Hutchinson Technology Incorporated Non-Employee Directors Equity Plan	Filed Electronically